Exhibit 99.1

  QC Holdings, Inc. Reports 72% Increase in Third Quarter Net Income

                Revenues Improve 24.7% to $56.5 million

                   Board Declares 10(cents) Dividend

    OVERLAND PARK, Kan.--(BUSINESS WIRE)--Nov. 1, 2007--QC Holdings, Inc. (NASDAQ: QCCO) today announced results for the three and nine months ended September 30, 2007. Highlights for the quarter included (compared to prior year's third quarter):

    --  a $1.8 million increase in net income to $4.3 million;

    -- $0.22 per diluted share versus $0.12 per diluted share in third quarter 2006;

    --  a 24.7% increase in revenues to $56.5 million;

    -- a $3.5 million improvement in adjusted EBITDA, which is earnings before interest, taxes, depreciation, amortization and charges related to stock options and restricted stock awards, to $9.6 million;

    -- a 10(cents) dividend payable on November 19, 2007 to stockholders of record as of November 12, 2007.

    "Our third quarter results continued the solid performance from the first half of the year," said QC Chairman and Chief Executive Officer Don Early. "Impressive customer demand, together with our convenient lending process, drove an $11.2 million increase in revenues. This strong revenue growth helped withstand the higher seasonal loan losses, leading to a 14% improvement in net revenues during the quarter."

    Highlights for the nine months ended September 30, 2007 included (compared to the prior year period):

    --  a $5.6 million increase in net income to $10.9 million;

    -- $0.55 per diluted share versus $0.25 per diluted share in prior year's period;

    -- $0.66 per diluted share, exclusive of pre-tax costs and charges for activities to close 39 branches during 2007, the majority of which were consolidated into nearby branches, and to terminate the de novo process on eight branches that never opened (see discussion below);

    --  a 26.6% increase in revenues to $156.3 million;

    -- a $14.3 million improvement in adjusted EBITDA, which is earnings before interest, taxes, depreciation, amortization and charges related to stock options and restricted stock awards (and pre-tax costs and charges as noted above), to $29.0 million;

    Schedules reconciling adjustments to net income pursuant to generally accepted accounting principles (GAAP), and adjusted EBITDA to net income, are provided below.

    The results for the nine months ended September 30, 2007 include approximately $3.5 million ($2.1 million, or $0.11 per diluted share, after-tax) in costs and charges associated with the company's activities to close 39 branches in various states (the majority of which were consolidated into nearby branches) and to terminate the de novo process on eight branches that never opened. The costs and charges included $1.6 million for termination of operating leases and related occupancy costs, $1.8 million for the disposition of property and approximately $82,000 for write-offs of deposits and severance costs. QC believes that it is useful to management and investors to analyze results after adjusting for these items to provide a more comparable basis for evaluating QC's operating results and financial performance over time. Excluding these costs and charges, net income for the nine months ended September 30, 2007 totaled $13.0 million, or $0.66 per diluted share.

    ** Third quarter **

    The $11.2 million improvement in revenues quarter-to-quarter resulted from higher payday loan volume, which reflects increases in the number of branches, the number of customer transactions and average loan size. QC originations increased 23% over third quarter 2006. The average loan (including fee) increased slightly to $369.68, as did the average fee (to $53.96) in third quarter 2007.

    Revenues for comparable branches (defined as those branches that were open for all of the two periods being compared, which means the 15 months since June 30, 2006) increased 17.0%, or $7.4 million, to $51.0 million during the three months ended September 30, 2007. This increase is primarily attributable to the acceleration of revenues associated with branches added during 2005 and to growth in the installment loan product in Illinois. Third quarter 2007 revenues also include approximately $4.2 million from branches added during the second half of 2006, including 50 South Carolina branches acquired in December 2006.

    Branch operating costs (i.e., non-loss costs) increased slightly to $22.5 million during the three months ended September 30, 2007 compared to $22.4 million in the same prior year period. This increase reflects the operating expenses associated with the 50 branches acquired in December 2006, substantially offset by a reduction in expenses from branches that were closed/consolidated during 2007 and by controlled spending at existing branches.

    During the three months ended September 30, 2007, the company reported an increase in loan losses to $17.5 million compared to $11.2 million in the same 2006 period. The loss ratio totaled 31.0% versus 24.7% in third quarter 2006. The higher level of losses is partially a result of the company's year-long focus on increasing loan volume, as well as a generally more challenging collection environment as creditors compete for customer debt repayments. Comparable branches totaled $15.4 million in loan losses during the quarter, while branches opened during the last six months of 2006 and in 2007 totaled approximately $2.5 million. These losses were partially offset by cash receipts through QC's corporate collections department, including the sale of older debt of approximately $128,000 during the quarter.

    QC's branch gross profit in third quarter 2007 was $16.5 million, a 39.8% improvement over prior year's $11.8 million. Gross profit for comparable branches during third quarter 2007 increased $2.8 million to $15.8 million, with the improvements resulting from stronger results in the majority of states. The branches added during the last six months of 2006 generated gross profit of $538,000 as a result of the 50 acquired South Carolina branches. The aggregate of profits from the QC corporate collection department and other avenues, partially offset by net losses associated with closed/consolidated branches and newer branches, contributed approximately $200,000.

    Regional and corporate expenses increased to $8.7 million during the three months ended September 30, 2007 from $7.2 million in third quarter 2006. This increase is largely due to higher salaries and benefits associated with a 4% increase in home office and regional personnel quarter-to-quarter, as well as higher equity award compensation.

    "Our more mature branches are producing excellent results this year, with comparable branches experiencing a 21.5% improvement in gross profit versus last year," noted QC President and Chief Operating Officer Darrin Andersen. "We are extremely pleased to report the 53% surge in revenues quarter-to-quarter from the group of branches added during 2005. The progress of this group is paramount to our continued success.

    "As the economy continues to grapple with the fallout from the sub-prime loan and other related difficulties, it is reasonable that our customers would feel the challenges associated with this type of macroeconomic stress and our ability to collect on defaulted loans would be more difficult," Andersen said. "Fortunately, we are well-positioned to manage through any of the limited, ancillary effects on our business as our field personnel are accustomed to competing for repayment dollars."

    ** Nine Months Ended September 30 **

    The company's revenues grew $32.8 million, or 26.6%, to $156.3 million during the nine months ended September 30, 2007 versus 2006 as a result of increases in the number of branches, the number of customer transactions and average loan size.

    Revenues for comparable branches (defined as those branches that were open for all of the two periods being compared, which means the 21 months since December 31, 2005) increased 16.7%, or $19.5 million, to $136.2 million during the nine months ended September 30, 2007 for the same reasons as noted in the quarterly discussion above. Revenues from branches added during 2006, including the 50 acquired South Carolina branches, totaled $16.1 million for the nine-month period.

    Branch operating costs increased to $69.6 million from $64.5 million in prior year, primarily due to new and acquired branches, partially offset by reduced expenses associated with the closed/consolidated branches. At comparable branches, operating expenses declined $159,000 period-to-period, indicative of attention to appropriate staffing levels and controlled miscellaneous costs. Comparable branches averaged approximately $12,950 per month in operating expenses during the first nine months of 2007.

    During the nine months ended September 30, 2007, the company reported loan losses of $38.2 million compared to $25.8 million in the same 2006 period. The company's loss ratio increased to 24.4% through September 30, 2007 versus 20.9% in 2006. Comparable branches totaled $34.0 million in loan losses during the first nine months of 2007 compared to $24.4 million in the prior year period. The less-favorable loss experience reflects a higher level of charge-offs and lower collection rate during 2007 as noted in the quarterly discussion above, partially offset by approximately $2.0 million received from the sale of older debt.

    Branch gross profit increased approximately $15.2 million to $48.5 million during the nine months ended September 30, 2007. Exclusive of the costs and charges incurred during 2007 associated with the activities to close 39 branches and to terminate the de novo process on eight branches that never opened, branch gross profit totaled $50.1 million for the nine months ended September 30, 2007. Gross profit for comparable branches during the first nine months of 2007 increased by $10.0 million, or 27.1%, to $46.9 million from $36.9 million in prior year. The branches added during 2006 reported a gross profit of $2.2 million. Gross losses from branches added during 2007, closed/consolidated branches and unopened branches were substantially offset by proceeds received from the sale of older debt.

    Regional and corporate expenses increased to $26.3 million during the nine months ended September 30, 2007 compared to $23.5 million in 2006 for the same reasons identified in the quarterly discussion above, and due to approximately $750,000 in advertising and public awareness expenditures during first quarter 2007.

    - DIVIDEND DECLARATION AND STOCK REPURCHASE PROGRAM-

    QC's Board of Directors declared a cash dividend of 10 cents per common share. The dividend is payable November 19, 2007, to stockholders of record as of November 12, 2007.

    - BUSINESS OUTLOOK -

    "We are pleased with the progress we have made during 2007," Early said. "While the rates of growth for revenues and losses were each higher than our forecast, the 21% increase in net revenue was in-line. Importantly, our area and regional managers have done a nice job of containing operating expenses without sacrificing commitment to quality customer service.

    "With nearly $66 million in net loans receivable, we enter the fourth quarter positioned to continue our strong revenue growth year-to-year. Similar to the last two quarters, we expect losses to be higher than prior year, but net revenue to experience double-digit growth.

    "With each new month, our post-initial public offering branches add more to the bottom line, strengthening our free cash flow. This embedded growth potential, together with our strong balance sheet, provides a tremendous foundation from which to increase long-term stockholder value."

    QC will present its financial results for the three months and nine months ended September 30, 2007 in a conference call on November 1, at 2:00 p.m. EDT. Stockholders and other interested parties are invited to listen online at www.qcholdings.com or dial (888) 396-2384, passcode 13315351. The accompanying slides to the presentation will be available on the QC Web site prior to the conference call on November
1. A replay of the audio portion of the presentation will be available online until the close of business on December 1, 2007. The replay can also be accessed by telephone until November 8, 2007, at (888) 286-8010, code 57455638.

    About QC Holdings, Inc.

    Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of payday loans in the United States, operating 592 branches in 24 states at September 30, 2007. With more than 23 years of operating experience in the retail consumer finance industry, the company entered the payday loan market in 1992 and, since 1998, has grown from 48 branches to 592 branches through a combination of de novo branches and acquisitions. During fiscal 2006, the company advanced approximately $1.1 billion to customers through payday loans and reported total revenues of $172.3 million.

    Forward Looking Statement Disclaimer: This press release and the conference call referenced above contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company's current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (2) litigation or regulatory action directed towards us or the payday loan industry, (3) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and the rate of revenue growth in branches, (4) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (5) changes in our key management personnel, (6) integration risks and costs associated with contemplated and completed acquisitions, and (7) the other risks detailed under Item 1A. "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release or the conference call referenced above to reflect future events or developments.

    (Financial and Statistical Information Follows)



                          QC Holdings, Inc.
                  Consolidated Statements of Income
               (in thousands, except per share amounts)
                             (Unaudited)

                                 Three Months Ended Nine Months Ended
                                    September 30,      September 30,
                                 ------------------ ------------------
                                   2006      2007     2006      2007
                                 --------- -------- --------- --------
Revenues
  Payday loan fees                $40,132  $48,890  $109,532  $134,778
  Other                             5,214    7,658    14,013    21,533
                                 --------- -------- --------- --------
    Total revenues                 45,346   56,548   123,545   156,311
                                 --------- -------- --------- --------
Branch expenses
  Salaries and benefits            10,969   11,285    32,537    34,595
  Provision for losses             11,193   17,520    25,816    38,200
  Occupancy                         6,177    6,238    17,178    20,293
  Depreciation and amortization     1,209    1,188     3,700     3,624
  Other                             4,042    3,807    11,061    11,113
                                 --------- -------- --------- --------
    Total branch expenses          33,590   40,038    90,292   107,825
                                 --------- -------- --------- --------
Branch gross profit                11,756   16,510    33,253    48,486

Regional expenses                   2,863    3,277     8,979     9,513
Corporate expenses                  4,366    5,389    14,513    16,781
Depreciation and amortization         340      582       978     1,631
Interest expense (income), net        (38)     202      (315)      372
Other expense, net                      6      (27)      199     2,046
                                 --------- -------- --------- --------
       Income before income
        taxes                       4,219    7,087     8,899    18,143
Provision for income taxes          1,688    2,804     3,579     7,209
                                 --------- -------- --------- --------
       Net income                  $2,531   $4,283    $5,320   $10,934

Earnings per share:
  Basic                             $0.13    $0.22     $0.26     $0.56

  Diluted                           $0.12    $0.22     $0.25     $0.55
Weighted average number of
 common shares outstanding:
  Basic                            19,752   19,109    20,166    19,368
  Diluted                          20,474   19,653    20,884    19,888




                       Non-GAAP Reconciliations
                  Consolidated Statements of Income
               (in thousands, except per share amounts)
                             (Unaudited)

The company analyzes historical results after adjusting for certain items. With respect to the results for the nine months ended September 30, 2007, the company believes that excluding the various costs and charges incurred during 2007 associated with the activities to close 39 branches (the majority of which were consolidated into nearby branches) and to terminate the de novo process on eight branches that never opened, is useful to management and investors because it provides a more comparable basis for evaluating the company's operating results and financial performance over time. Internally, these adjusted results are used to evaluate the performance of the company.

             Nine Months Ended September  Nine Months Ended September
                       30, 2006                     30, 2007
             ---------------------------------------------------------
                         Non-
                         GAAP                      Non-GAAP
                      Adjustments                  Adjustments
               GAAP       (a)    Adjusted   GAAP       (b)    Adjusted
             ---------------------------- ----------------------------
Revenues
 Payday loan
  fees       $109,532          $-$109,532 $134,778          $-$134,778
 Other         14,013           -  14,013   21,533           -  21,533
             ---------------------------- ----------------------------
    Total
     revenues 123,545           - 123,545  156,311           - 156,311
             ---------------------------- ----------------------------
Branch
 expenses
 Salaries and
  benefits     32,537           -  32,537   34,595        (31)  34,564
 Provision
  for losses   25,816           -  25,816   38,200           -  38,200
 Occupancy     17,178           -  17,178   20,293     (1,558)  18,735
 Depreciation
  and
amortization    3,700           -   3,700    3,624           -   3,624
 Other         11,061           -  11,061   11,113        (51)  11,062
             ---------------------------- ----------------------------
    Total
     branch
     expenses  90,292           -  90,292  107,825     (1,640) 106,185
             ---------------------------- ----------------------------
Branch gross
 profit        33,253           -  33,253   48,486       1,640  50,126

Regional
 expenses       8,979           -   8,979    9,513           -   9,513
Corporate
 expenses      14,513           -  14,513   16,781           -  16,781
Depreciation
 and
 amortization     978           -     978    1,631           -   1,631
Interest
 expense
 (income),
 net            (315)           -   (315)      372           -     372
Other
 expense, net     199           -     199    2,046     (1,824)     222
             ---------------------------- ----------------------------
     Income
      before
      income
      taxes     8,899           -   8,899   18,143       3,464  21,607
Provision for
 income taxes   3,579           -   3,579    7,209       1,355   8,564
             ---------------------------- ----------------------------
     Net
      income   $5,320          $-  $5,320  $10,934      $2,109 $13,043

Earnings per
 share:
  Basic         $0.26          $-   $0.26    $0.56       $0.11   $0.67
  Diluted       $0.25          $-   $0.25    $0.55       $0.11   $0.66

(a) There were no material adjustments related to the operations during the nine months ended September 30, 2006.

(b) These adjustments reflect the elimination of the costs and charges incurred during 2007 associated with the activities to close 39 branches and to terminate the de novo process on eight branches that never opened, including $1.6 million for termination of operating leases and related occupancy costs, $1.8 million for the disposition of property and $82,000 for write-offs of deposits and severance to employees.




                       Non-GAAP Reconciliations
                           Adjusted EBITDA
                            (in thousands)
                             (Unaudited)

QC reports adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and charges related to stock options and restricted stock awards) as a financial measure that is not defined by U.S. generally accepted accounting principles ("GAAP"). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. It is important to note that non-GAAP measures, such as adjusted EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of net income to adjusted EBITDA:

                                        Three Months    Nine Months
                                            Ended           Ended
                                        September 30,   September 30,
                                        2006    2007    2006    2007
                                       ------- ------- ------- -------

Net income                              $2,531  $4,283  $5,320 $10,934
  Provision for income taxes             1,688   2,804   3,579   7,209
  Depreciation and amortization          1,549   1,770   4,678   5,255
  Interest expense                          78     219     179     477
  Stock option and restricted stock
   expense                                 241     497     959   1,673
  Costs and charges with respect to
   branch closings/consolidation and
   terminations of de novo process (a)       -       -       -   3,464
                                       ------- ------- ------- -------
Adjusted EBITDA                         $6,087  $9,573 $14,715 $29,012

(a) For 2007, the adjusted EBITDA computation includes the costs and charges associated with the activities to close 39 branches and to terminate the de novo process on eight branches that never opened to provide a more comparable basis for evaluation.




                          QC Holdings, Inc.
                     Consolidated Balance Sheets
                            (in thousands)

                                           December 31,  September 30,
                                               2006          2007
                                           ------------- -------------
                  ASSETS                                  (Unaudited)
Current assets
  Cash and cash equivalents                      $23,446       $23,124
  Loans receivable, less allowance for
   losses of $2,982 at December 31, 2006
   and $3,591 at September 30, 2007               66,018        65,854
  Prepaid expenses and other current assets        3,028         3,308
                                           ------------- -------------
    Total current assets                          92,492        92,286
Property and equipment, net                       31,311        27,205
Goodwill                                          14,492        16,081
Other assets, net                                  4,652         4,716
                                           ------------- -------------
    Total assets                                $142,947      $140,288

   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                                  $909        $1,027
  Accrued expenses and other liabilities          10,876        11,788
  Deferred revenue                                 4,558         4,568
  Income taxes payable                               531
  Debt due within one year                        16,300        15,500
  Deferred income taxes                            1,742         1,419
                                           ------------- -------------
    Total current liabilities                     34,916        34,302
Non-current liabilities                              598           873
Deferred income taxes                              2,645         1,758
                                           ------------- -------------
    Total liabilities                             38,159        36,933

Commitments and contingencies
Stockholders' equity                             104,788       103,355
                                           ------------- -------------
    Total liabilities and stockholders'
     equity                                     $142,947      $140,288




                          QC Holdings, Inc.
               Selected Statistical and Operating Data
   (in thousands, except Branch Data, Average Loan and Average Fee)

                               Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                               ---------------------------------------
                                 2006      2007      2006      2007
                               --------- --------- --------- ---------
                                    Unaudited           Unaudited
Branch Data:
  Number of branches, beginning
   of period                        551       599       532       613
  De novo branches opened            13         2        40        16
  Acquired branches                                                13
  Branches closed                              (9)       (8)      (50)
                               --------- --------- --------- ---------
    Number of branches, end of
     period                         564       592       564       592

----------------------------------------------------------------------
Comparable Branch Data:
  Total number of comparable
   branches                         500       500       474       474
  Comparable branch revenue     $43,560   $51,015  $116,722  $136,197
      Percentage change                      17.0%               16.7%
  Comparable branch net
   revenues                     $32,648   $35,635   $92,313  $102,180
      Percentage change                       9.2%               10.7%

----------------------------------------------------------------------
Operating Data - Payday Loans:
  Loan volume                  $278,407  $342,962  $761,108  $920,056
  Average loan (principal plus
   fee)                          366.12    369.68    362.37    364.82
  Average fee                     53.32     53.96     53.14     52.79

----------------------------------------------------------------------
Loss Data:
  Allowance for loan losses:
    Balance, beginning of
     period                      $1,780    $3,721    $1,705    $2,982
    Adjustment to provision for
     losses based on evaluation
     of outstanding receivables
     (a)                           (153)     (130)      (78)      609
                               --------- --------- --------- ---------
    Balance, period end          $1,627    $3,591    $1,627    $3,591

  Provision for losses:
    Charged-off to expense      $21,561   $29,601   $55,676   $74,005
    Recoveries                  (10,195)  (11,961)  (29,713)  (36,444)
    Adjustment to provision for
     losses based on evaluation
     of outstanding receivables
     (a)                           (173)     (120)     (147)      639
                               --------- --------- --------- ---------
    Total provision for losses  $11,193   $17,520   $25,816   $38,200

  Provision for losses as a
   percentage of revenues          24.7%     31.0%     20.9%     24.4%
  Provision for losses as a
   percentage of loan volume
   (all products)                   3.8%      4.8%      3.2%      3.9%

(a) Amounts differ due to the inclusion of changes in the credit services organization liability in the provision for losses table.


    CONTACT: QC Holdings, Inc.
             Investor Relations Contact:
             Douglas E. Nickerson, 913-234-5154
             Chief Financial Officer
             or
             Media Contact:
             Tom Linafelt, 913-234-5237
             Director - Corporate Communications